Exhibit 10.4

EMPLOYMENT AGREEMENT

The Parties to this Employment Agreement (“Agreement”) are PacifiCorp and its related and affiliated entities, including, without limitation, ScottishPower (all collectively referred to herein as the “Company”), and Michael J. Pittman (“Executive”). The Parties enter into this Agreement in consideration of the mutual covenants described in the Agreement to continue and formalize Executive’s employment on the following terms:

1.       Employment. The Company hereby continues to employ the executive as Group Director Human Resources, ScottishPower, and Senior Vice President, PacifiCorp, and Executive accepts such continued employment on the terms and conditions set forth in this Agreement. In consideration of execution of this Agreement, Executive agrees, except as may be provided under existing employee benefit plans for which he may be eligible or as expressly stated hereunder, to waive all rights under any employment agreements of any kind that may have existed between Executive and the Company prior to this Agreement and acknowledges that this Agreement shall supersede all rights he may have under any such agreements.

2.       Executive’s Duties. During the term of this Agreement, Executive shall faithfully and diligently perform all acts and duties as are consistent with his position and as ScottishPower’s Chief Executive Officer and Board of Directors (the “Board”) shall reasonably direct, including, but not limited to, strategic planning, implementation of business objectives, and supervision of day-to-day business affairs of the Company. Executive shall devote his full professional time, energy, and skill to his position as is reasonably required for the performance of his duties.

3.	Annual Salary and Bonus.

(a)      Base Salary. The Company shall pay the Executive a base salary of $27,083.33 per month ($325,000 annualized), payable in equal periodic installments in accordance with the Company’s customary practices (the “Base Salary”). The amount of the Base Salary shall be reviewed annually and may be increased from time to time in the sole discretion of the Company’s Remuneration Committee and the Board.

(b)      Bonus Opportunity. Executive shall be eligible to receive an annual bonus (the “Annual Bonus”), which will be determined based upon Executive’s achievement of performance goals to be established by the ScottishPower Chief Executive Officer and the Board and as described and calculated as set forth in the Company’s annual incentive plan (“AIP”), provided he satisfies the requirements of the AIP, and subject to the terms and conditions set forth in the AIP. Executive’s performance goals will be reviewed annually by the Board and adjusted in a manner consistent with performance goals for other Company executives subject to the AIP. Executive’s maximum Annual Bonus opportunity shall be 100% of Base Salary, unless otherwise modified by the Remuneration Committee.

(c)      Long-Term Incentive Plan. Executive will be eligible to receive long-term incentive compensation pursuant to the terms of the ScottishPower Long-Term Incentive Plan (“ScottishPower LTIP”) as amended from time to time, commensurate with Executive’s level within the Company and subject to the discretion and approval of the Remuneration Committee. Awards granted under this plan are calibrated based on Executive’s Base Salary at the time of the award.

(d)      Long-Term Incentives and Stock Options. Executive will retain the restricted stock and stock options he has been awarded prior to the Effective Date (as defined in Section 5) under the PacifiCorp Stock Incentive Plan (“LTIP”) and under the ScottishPower LTIP and the ScottishPower Executive Stock Option Plan (“ScottishPower ExSOP”). All grants of restricted stock and stock options previously awarded to Executive under those plans will be retained and will continue to vest as long as Executive maintains his employment with the Company pursuant to the terms applicable to those awards. Any future grants to Executive under the ScottishPower LTIP will be awarded based on applicable plan rules as amended from time to time and as applicable to other ScottishPower executives at the same organizational level.

4.	Benefits and Reimbursement.

(a)      Vacation and Sick Leave. Executive shall be entitled to paid annual vacation and paid PacifiCorp holidays and sick leave in accordance with PacifiCorp’s standard policies applicable to other senior level executive employees.

(b)      Benefit Plans. Executive shall be entitled to participate in PacifiCorp’s employee benefit plans, to the extent such plans are available to other senior level executives of PacifiCorp, including, without limitation, group medical, dental and vision coverage, employee stock ownership and retirement plans, life insurance and a 401(k) plan and salary continuation for sick and vacation days and holidays. The Company shall fund these benefits to the extent funded for similarly-situated executives employed by PacifiCorp.

(c)      Reimbursed Business Expenses. ScottishPower shall reimburse Executive for expenses and disbursements reasonably incurred by Executive in the performance of his duties in accordance with applicable policies.

(d)      Supplemental Executive Retirement Benefit. Executive shall be eligible to receive a supplemental retirement benefit from the Company consistent with the supplemental retirement benefit provided to other PacifiCorp executives, subject to the terms of the PacifiCorp Supplemental Executive Retirement Plan as amended from time to time. This benefit may be offset by retirement benefits payable for from the PacifiCorp Retirement Plan.

(e)      Executive Compensation Reduction Plan. Consistent with other PacifiCorp executives, Executive shall be eligible to participate in a deferred compensation arrangement pursuant to the Company’s Compensation Reduction Plan, subject to the terms of the plan as amended from time to time.

(f)       Vehicle Allowance. Executive shall be eligible for a monthly vehicle allowance of $750 ($9,000 annualized).

5.        Term of Agreement. Executive’s employment shall continue pursuant to the terms of this Agreement, which shall take effect on the date of execution of this Agreement by Executive (the “Effective Date”) and this Agreement shall continue indefinitely until Executive attains age 65, unless it is earlier terminated by either Party pursuant to the terms of this Agreement, and subject to the provisions of Section 7. The Parties acknowledge that certain obligations, if applicable, shall survive beyond the term of this Agreement, including, without limitation, severance obligations and obligations of nondisclosure and noncompetition and nonsolicitation.

6.	Termination.
(a)	Termination Upon Death or Disability.

(i) Death. Executive’s employment shall terminate in the event of his death and no additional Base Salary or severance pay and/or benefits will be paid as of the date of termination, except as provided in any applicable benefit plan(s) for which Executive may be eligible. Executive shall be eligible for Annual Bonus compensation subject to the terms and conditions of the AIP although the Company shall calculate any amounts due in the manner described in Section 6(e)(i) below.

(ii) Disability. For purposes of this Agreement, and to the extent permitted by law, “Disability” shall mean Executive’s qualification to receive both short-term disability benefits under the Company’s Short-Term Disability plan (during the first 12 months of Disability) and Executive’s qualification to receive long-term disability benefits pursuant to PacifiCorp’s long-term disability plan. Executive’s active employment shall terminate in the event that Executive is unable to perform his essential job functions with or without reasonable accommodation as a result of Disability, although the Company shall continue to pay Executive his Base Salary and Annual Bonus compensation pursuant to the terms of the AIP, and benefits as provided in Section 6(a)(iii).

(iii) Under the terms of this Agreement, Executive shall be eligible for both short-term disability (STD) and long-term disability (LTD). STD will be paid at 100% for twelve months for non-occupational illness or injury. If Executive continues to be disabled beyond the STD period, Executive may qualify for long-term disability (LTD) benefits of up to 65% of pre-disability base earnings up to a $20,000 per month cap. Executive will also be eligible for Company funded disability benefits for the amount in excess of $20,000 in order to ensure Executive receives benefits of up to 65% of Executive’s pre-disability earnings. Other disability benefits and income from other sources offset these benefits. STD and LTD cover both on- and off-the-job injuries.

(b)      Termination Without Severance Pay or Benefits. Except for any resignation following Relocation as defined in Section 6(c) or a “Material Alteration” as defined in Section 6(d) below, no severance pay or benefits shall be due or owing to Executive in the event of Executive’s resignation. Likewise, in the event of Executive’s termination for “Cause” as defined herein, no severance pay or benefits shall be due or owing. “Cause,” for the purposes of this Agreement, shall mean termination of Executive from employment because of:

(i) the willful and continued failure by Executive to substantially perform his assigned duties with the Company after a written demand for substantial performance is delivered to Executive by the Company, which demand specifically identifies the manner in which the Company believes that Executive has not substantially performed his duties, or

(ii) the willful engaging by Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of the Cause definition set forth in this Section, no act, or failure to act, on the part of Executive shall be deemed “willful” unless done, or omitted to be done, by Executive without good faith or without reasonable belief that the action or omission was in the best interest of the Company. A determination that termination is for Cause or not for Cause under this Agreement shall be binding on all employee benefit plans of the Company and shall be subject to review under Section 10 of this Agreement.

(c)      Relocation. If Executive’s position is relocated 50 miles or more from his Portland-area office, Executive will be eligible to resign by written notice delivered to the Company within 60 days of notification of the relocation and receive severance pay and benefits as described in Section 6(e)(i)-(v), subject to his compliance with Section 7.

(d)      Material Alteration. If Executive is subject to a Material Alteration in compensation or assignment, as defined herein, Executive will be eligible to resign by written notice delivered to the Company within 60 days of notification of the Material Alteration and receive severance pay and benefits as described in Section 6(e)(i)-(v), subject to his compliance with Section 7.

(i) A Material Alteration in compensation occurs when Executive’s Base Salary or maximum Annual Bonus opportunity is decreased.

(ii) A Material Alteration in assignment occurs when there is a material reduction in the scope of Executive’s duties and responsibilities; or there is a material reduction in Executive’s authority.

(e)      Severance Compensation. If Executive’s employment is terminated by the Company for reasons other than for “Cause” as described herein, in the event of the Company’s material breach of the terms of this Agreement, Executive will receive the severance pay and benefits described in subsections (i)-(v) below. Subject to the terms of this Section 6 and in addition to any payments Executive may be eligible to receive pursuant to Section 7, the Company shall provide Executive with severance pay and benefits as follows:

(i) Subject to the offset provisions as specified in (ii) below, Executive shall receive an amount equal to a one-year continuation of Executive’s vehicle allowance, an amount equal to one year of Executive’s then-current Base Salary, and an amount equal to one year’s Annual Bonus payment calculated as specified by the AIP, except that the individual performance component shall not be considered and the bonus amount shall instead be calculated based fifty percent on ScottishPower’s performance, and fifty percent on the performance of the Executive’s Business Unit/Function as that term is defined by the AIP. In the event that the Company elects to provide a greater level of severance pay and/or benefits to U.S. or U.K. executives who are also members of the Executive Team, Executive will be eligible for severance pay and/or benefits calculated under the same formula or terms as applicable to other such U.S. or U.K. Executive Team members. Severance pay shall be paid to Executive on regular Company pay dates or as otherwise agreed by the Parties, but shall in no event be paid until Executive has complied with subsection (iii) below. Furthermore, the amount equal to the Annual Bonus award, if any, shall be paid at the time the Company pays such awards to executives actively employed by the Company. The Company shall also continue to provide Executive with employer-subsidized coverage under the group health plan in which he was enrolled at the time of termination for a period of six months following the termination date.

Subject to the plans described in Section 4 above and all other compensation and benefit plans, these severance pay and benefits are in lieu of and supersede any other severance pay or benefits under any policy, plan or practice maintained by the Company, and are contingent upon Executive’s compliance with the material terms of this Agreement, including subparagraph (ii) below.

(ii) If Executive commences alternative employment within the first six months following termination from employment, Executive’s severance pay and benefits shall not be offset by the base salary Executive receives from the alternative employment. If Executive commences alternative employment after the first six months following termination of employment, any remaining severance pay for which Executive may be eligible will be reduced by any base salary or prepaid or prorated bonus payment Executive receives from the alternate employment for the remainder of the period during which Executive is scheduled to receive severance pay.

(iii) Upon the Company’s request, Executive will execute or re-execute and abide by a Confidentiality, Noncompetition and Nonsolicitation Agreement in a form that is identical or substantially similar to the Agreement that is attached as Attachment 1 to this Agreement. As an additional term and condition of receipt of any severance pay or benefits, Executive agrees that he shall enter into a general release of all claims against the Company in the form of Attachment 2. Executive’s failure or refusal to comply with this provision shall cause him to forfeit any right to severance pay or benefits. The Company shall not pay any severance pay to Executive, and no severance pay shall be deemed owing to him, until he has executed agreements in the form of Attachment 1 and Attachment 2, and any statutory revocation period applicable to Attachment 2 has expired.

(iv) Upon Executive’s termination, subject to and in accordance with the rules of the Plan, the Company shall recommend to the Trustee that the vesting of any payout from the ScottishPower ExSOP be accelerated by prorating the award based on participation. Additionally, subject to and in accordance with the rules of the Plan, Executive shall continue to participate in the ScottishPower LTIP for the remainder of the performance cycle applicable to any ScottishPower LTIP awards he has been granted prior to his termination. Any actual awards under the ScottishPower LTIP or the ScottishPower ExSOP shall be deemed payable, if applicable, at the end of the performance cycle and under the terms of the applicable plan. Any awards previously granted under the LTIP, including Restricted Stock and Stock Options, shall immediately vest and Executive shall have 90 days in which to exercise.

(v) Outplacement Services. If Executive has not secured alternate employment, the Company shall provide Executive with outplacement resources at its expense subject to a cap of $10,000, for a period of two years to assist Executive in securing employment.

(f)       Return of Property. Executive agrees that on his last day of employment with the Company, he will return all property belonging to the Company, including, but not limited to, all documents, business machines, computers, computer hardware and software programs, computer data, equipment, keys, card keys, credit cards and other Company-owned property.

7.        Notice of Termination.

(a)      If the Company terminates this Agreement for reasons other than Cause as defined in Section 6, the Company agrees to provide Executive with reasonable written notice of such termination of not less than 60 days. Executive likewise agrees that he will give the Company reasonable written notice of not less than 60 days of any resignation by him, including but not limited to any resignation based on Material Alteration or Relocation as defined in Section 6 of this Agreement. If notice of termination is given by Executive, then the Parties may agree to waive the notice requirement and permit Executive to leave employment earlier, but otherwise the Agreement will terminate on the notice date provided by the party terminating the Agreement (the “Last Workday”). The Company’s waiver of the Transition Period (as defined below) under such circumstances shall not constitute a Material Alteration under Section 6 of this Agreement.

(b)      During any period after notice of termination or resignation has issued, but prior to Executive’s Last Workday (the “Transition Period”), Executive agrees to maintain a satisfactory level of performance and to act in the best interests of the Company. During the Transition Period, Company shall continue to pay Executive the Base Salary at the rate he was receiving when the notice of termination or resignation issued, and the Company shall continue to provide Executive with the same benefits as provided in Sections 3 and 4 through the Last Workday.

(c)      If Executive performs job duties for the Company during the Transition Period, any severance pay or Annual Bonus payment to which he may be entitled pursuant to Section 6(e) will not be calculated until Executive’s Last Workday. If Company waives the Transition Period altogether, Executive will not be entitled to any compensation or benefits except as is otherwise entitled pursuant to Section 6 of this Agreement.

(d)      The parties agree that upon notice of termination of this Agreement by either party, Executive will immediately tender his resignation from any Company boards of which he is a member.

8.       Confidentiality, Non-Competition and Non-Solicitation. Executive agrees that he will enter into and abide by the Confidentiality, Noncompetition and Nonsolicitation Agreement that is attached as Attachment 1 and to execute an identical or a substantially similar form in the event Executive receives severance compensation at the time of termination. For any period that Executive is restricted from employment, the Company agrees to pay Executive severance compensation for that period equal to Executive’s base salary, target bonus and vehicle allowance in effect at the time of termination. This severance shall be subject to the terms of paragraph 6 (e) (iii) and in lieu of, not in addition to, any severance for which Executive is otherwise eligible under Section 6 of this Agreement.

9.        Assistance in Defense of Litigation or Claims. Executive agrees to provide reasonable assistance in any litigation or legal claims involving the Company in which his knowledge or testimony may be reasonably necessary to assist the Company in its defense of such claim or litigation. Such assistance will be provided by Executive without additional compensation during any period in which he is receiving severance pay and benefits pursuant to Section 6(e) of this Agreement. During such other times, the Company will pay Executive for such assistance at a per diem rate that is consistent with Executive’s Base Salary at the time of termination. The Company will reimburse Executive for reasonable expenses incidental to this assistance approved in advance by the Company and will reasonably accommodate Executive’s scheduling needs, including any employment obligations he may have.

10.     Dispute Resolution. Executive and the Company agree that any dispute or claim concerning the interpretation or construction of this Agreement, or arising from Executive’s employment with or termination of employment from the Company, including but not limited to any dispute relating to any compensation, benefits, or severance pay, shall be fully and finally resolved by confidential mediation or, if unsuccessful, by binding confidential arbitration. This agreement to arbitrate extends to all statutory claims under any federal, state or local law including, without limitation, all claims for unpaid wages, benefits, or discrimination of any kind. All substantive rights under any statute or law, including the common law, relating to employment shall be available in any arbitration proceeding under this provision and the arbitrator shall apply the same standard of review and burden of proof as would be applicable in a court of law for each individual claim that is asserted, subject to the following: If the Company terminates the Agreement on the basis of “Cause” as defined in Section 6, the Company shall have the burden of proving that such Cause exists. Likewise, if Executive terminates the Agreement on the basis of the Company’s breach, or resigns based on a Material Alteration or Relocation pursuant to Section 6, Executive shall bear the burden of proof of showing that such breach occurred or that his resignation satisfied the requirements of Section 6, such that he is eligible to receive severance pay or benefits. The arbitration shall be governed by the rules of the American Arbitration Association (“AAA”) or such other rules as agreed to by the parties. The arbitration shall be held before an AAA arbitrator selected pursuant to AAA rules, or before such other arbitrator or arbitration service as may be agreed upon by the Parties. As required by Oregon law, the Company shall bear the costs of the arbitration; provided, that each party shall be responsible for its attorney’s fees. The decision of the arbitrator shall be final and binding on all Parties. However, nothing in this Section shall preclude an action for equitable relief and other relief for enforcement of any non-disclosure, non-solicitation or non-competition obligations that Executive may have under this Agreement, including Attachment 1, or under applicable law.

11.     Entire Agreement. This Agreement contains the entire agreement between the Parties concerning the subject matters discussed in this Agreement and supersedes any discussions, understandings, agreements, representations or warranties of any kind, whether written or oral. Any modification of this Agreement shall be effective only if in writing and signed by each party or its duly authorized representative. The terms of this Agreement are contractual and not mere recitals. If any provision of this Agreement shall be held invalid in whole or in part for any reason, such invalidity shall not affect the remainder of this Agreement.

12.     Severability. In the event of any provision of this Agreement shall be held invalid or unenforceable by reason of law, such invalidity or inability to enforce shall attach only to such provision(s) and shall not affect or render invalid or unenforceable any other provision of this Agreement.

13.     Oregon Law. This Agreement shall be construed in accordance with the laws of the State of Oregon (without regard to the conflicts of laws provisions thereof).

14.     Good Faith and Fair Dealing. The parties hereto agree to act in good faith and with fair dealing with one another in the interpretation, execution, performance and implementation of the terms and provisions of this Agreement.

15.     Directors and Officers Liability Insurance. The Company will provide and maintain Directors and Officers liability insurance coverage in respect of the period for which the Executive is a Director or Officer of the Company at such levels, for such risks, subject to such terms, and for such period after the Executive ceases to be a Director or Officer of the Company, as the Company provides and maintains for its Directors and Officers generally each year thereafter, including such self insurance coverage as the Company makes available or obtains on behalf of itself, it Directors and/or Officers. The benefit of this provision shall continue regardless of the cause of termination of employment.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the 9th day of December, 2004.

The Company
By	/s/ Ian Russell	/s/ Michael J. Pittman

Name:	IAN RUSSELL	Michael J. Pittman
Title:	CEO

Attachment 1:	Confidentiality, Noncompetition and Nonsolicitation Agreement
Attachment 2:	Release of all claims